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                                                                       EXHIBIT 1

                             INTERCREDITOR AGREEMENT

     AGREEMENT ("Agreement"), dated as of June 5, 2001, by and among Links Partners, LP, a Bahamian exempted limited partnership ("Links"), Inland Partners, LP, a Bahamian exempted limited partnership ("Inland"), CSFB Global Opportunities Partners, L.P., a Delaware limited partnership ("Global"), and CSFB Global Opportunities Partners (Bermuda), L.P., a Bermuda exempted limited partnership ("Global-Bermuda" and, together with Links, Inland and Global, the "Investors").

                              W I T N E S S E T H :

          WHEREAS, each of the Investors desires to purchase outstanding 5 3/4% Convertible Subordinated Notes, due July 2004 (the "Notes"), of Personnel Group of America, Inc., a Delaware corporation (the "Company"); and

          WHEREAS, the Investors desire to enter into this Agreement in order to govern, among other things, the acquisition, disposition and conversion of the Notes, and the voting of the shares of capital stock of the Company (the "Capital Stock").

          NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Purchase of Notes; Appointment of Purchasing Agent.
     --------------------------------------------------

     (a) Each Investor, severally but not jointly, agrees, subject to the terms and conditions of this Agreement, to purchase Notes having an aggregate purchase price of up to the amount set forth opposite such Investor's name on Schedule I hereto. All purchases of the Notes shall be effected by a purchasing agent on behalf of the Investors who shall initially be Special Situations Holdings Limited - XI (the "Purchasing Agent"). Concurrently with the execution and delivery of this Agreement, the Investors and the Purchasing Agent will enter into a letter agreement setting forth the terms of the Purchasing Agent's engagement, which agreement shall be in the form and on the terms and conditions set forth on Exhibit A hereto (the "Agency Agreement"). If the Purchasing Agent resigns, terminates its agency or otherwise becomes unable to perform its duties under the Agency Agreement, Global shall appoint a successor Purchasing Agent subject to the approval of Links and Inland which approval will not be unreasonably withheld.

     (b) All Notes purchased by the Purchasing Agent, on behalf of the Investors, shall be purchased (i) pro rata for the account of each Investor on the basis of the percentages set forth opposite the Investors' names on Schedule
                                                                        --------
I hereto, (ii) at a purchase price not to exceed 50% of the then outstanding
-
principal amount of such Notes, and (iii) on the same terms as to each Investor. The Purchasing Agent shall promptly deliver notice to the Investors of each purchase of Notes made in accordance with the terms of this

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Agreement and the Agency Agreement. Each Investor shall, within three days of its receipt of such notice, pay the purchase price for the Notes purchased for its account by wire transfer of immediately available funds to an account designated by the Purchasing Agent in such notice.

     (c) Notwithstanding any provision in this Agreement or the Agency Agreement to the contrary, none of the following actions may be taken, directly or indirectly, without, in each case, the unanimous written consent of the
Investors:

           (i) Any acquisition of Notes that would result in the Investors acquiring, either individually or as a group, beneficial ownership, directly or indirectly, of five percent (5%) or more of the Capital Stock.

           (ii) Any acquisition of Notes that would result in the Investors acquiring, either individually or as a group, beneficial ownership, directly or indirectly, of ten percent (10%) or more of the Capital Stock.

           (iii) Any acquisition of Notes that would result in the Investors acquiring, either individually or as a group, beneficial ownership, directly or indirectly, of fifteen percent (15%) or more of the Capital Stock.

           (iv) Any acquisition of Notes in any manner, or any other action, that would constitute a tender offer for the Capital Stock within the scope of
Section 14(d) of the Exchange Act and Regulation 14D promulgated thereunder.

           (v)   Conversion of any Notes into Capital Stock.

For purposes of this Agreement, the term "beneficial ownership" or any derivative thereof shall have the meaning assigned to that term in Rule 13d-3 promulgated under the United States Securities Exchange Act of 1934, as amended.

2. Payment; Retirement; Exercise of Remedies.
   -----------------------------------------

     (a) Payment. Any Payment or Distribution (as such terms are hereinafter
         -------
defined) in respect of the Notes shall be paid pro rata among the Investors based upon the principal amount of the Notes then held by the Investors. In furtherance of, and not in limitation of, the other provisions of this Agreement, any reference in this Agreement to "Payment" or "Distribution" in respect of the Notes shall include, without limitation, any direct or indirect payment of principal or interest with respect thereto (including, without limitation, in connection with any mandatory or optional prepayment provisions); any direct or indirect payment or recovery on any claim as a holder relating to or arising out of any Note, or any interest therein, in each case by or on behalf of the Company from any source of any kind or character, by set-off or otherwise; and any payment on account of mandatory or optional prepayment or redemption provisions or any payment made in connection with the retirement of or purchase and sale of any of the Notes by the

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Company from the holder thereof out of any direct or indirect depositing of funds for the defeasance of any of the Notes, any sinking fund or otherwise.

     (b) Ratable Retirement or Acquisition of Notes. Without the prior unanimous
         ------------------------------------------
written consent of the Investors, no Investor shall accept any prepayment, redemption, or other purchase, retirement or acquisition, directly or indirectly, of any Note.

     (c) Regularly Scheduled Payments. Notwithstanding any provision in Section
         ----------------------------
2(b) to the contrary, regularly scheduled payments of principal and interest due under the Notes and mandatory prepayment and redemption shall be permitted provided they are made in compliance with Section 2(a) of this Agreement.

     (d) Limitation on Remedies. The Investors agree among themselves that,
         ----------------------
without the unanimous written consent of the Investors, none of the Investors may:

           (i) declare, or join in the declaration by any person or entity ("Person") of, any Notes to be due and payable prior to the maturity thereof or otherwise accelerate the maturity of the principal of any Notes, accrued interest thereon or other amounts due thereunder or with respect thereto; or

           (ii) take any other action against the Company in connection with the Notes, including, without limitation, commencing any administrative, legal or equitable action against the Company (including, without limitation, filing and joining in the filing of any insolvency petition against the Company).

Notwithstanding any provisions contained herein to the contrary, any Investor may take any action to the extent necessary in order to toll the running of any applicable statute of limitations that might otherwise prevent such Investor from making claims in respect of, or to otherwise preserve such Investor's rights with respect to, the Notes.

     (e) Amendments of Notes and Related Documents. Notwithstanding any
         -----------------------------------------
provision in any Note or any document governing the Notes, including, without limitation, any indenture (collectively, the "Loan Documents"), to the contrary, no Investor shall agree to any amendment, supplement or modification of or to any provision in any Loan Document, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision without the unanimous written consent of the Investors.

     (f) Excess Payments and Distributions Received. Notwithstanding any
         ------------------------------------------
provision in this Agreement to the contrary, no Investor shall be deemed to have breached its obligations under Section 2 of this Agreement if a Payment or Distribution is made with respect to any of its Notes held by such Investor, provided such Payment or Distribution was made other than by reason of the election or request of such Investor. If an Investor shall have received any Payment or Distribution of cash, securities or other assets in respect of the Notes in contravention of the terms of this Agreement or otherwise not on a pro rata basis as contemplated by Section 2(a) (any such Payment or Distribution, shall be referred to as an "Excess Payment"), then and in such event such Excess Payment shall be received and held in trust for and shall be promptly paid over or delivered to the Investors entitled to such Excess Payment in such amounts and

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proportions in accordance with and pursuant to the terms of this Agreement. If, after an Investor (the "Payor Investor") shall have paid any Excess Payment to another Investor (each such Investor shall be referred to as a "Payee Investor") pursuant to this Section 2(f), such Excess Payment shall have been rescinded or must otherwise be returned by the Payor Investor, in whole or in part, because of the insolvency, bankruptcy or reorganization of the Company or for any similar reason, then each such Payee Investor shall repay to the Payor Investor an amount equal to such Payee Investor's pro rata portion of the Excess Payment that has been so rescinded or must otherwise be returned, together with any interest due thereon. For purposes of this Section 2(f) the "pro rata portion" of the Excess Payment that shall be required to be returned by a Payee Investor shall equal the amount of the Excess Payment that has been so rescinded or must otherwise be returned multiplied by a fraction, the numerator of which shall be the amount of the Excess Payment paid by the Payor Investor to such Payee Investor and the denominator of which is the aggregate amount of the Excess Payment paid by the Payor Investor to all Payee Investors. The Investors shall transfer their interests in the Notes, Capital Stock or other instruments, as applicable, as may be necessary in connection with such payments or repayments.

     3. Transactions with Company. None of the Investors, their respective
        -------------------------
Affiliates (as defined below), nor any of their respective officers, directors, employees or agents, shall, without the unanimous written consent of the Investors, directly or indirectly, effect any transaction whatsoever, or engage in any discussions or negotiations, with the Company and/or its officers, directors, employees and agents, other than as specifically provided for in this Agreement. Without limiting the foregoing, none of the Investors nor their respective Affiliates shall, directly or indirectly (including through any officer, director, employee or agent):

           (i) purchase or otherwise acquire beneficial ownership of any Notes, shares of Capital Stock or other debt or equity securities of the Company except as provided under this Agreement;

           (ii)  acquire any assets of the Company;

           (iii) solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into any agreement with the Company;

           (iv)  sell or transfer any assets to the Company; or

           (v) assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

For purposes hereof, "Affiliate" shall mean, with respect to an entity, another Person controlling, controlled by, or under common control with, such entity. For the avoidance of doubt, none of Credit Suisse Group and its subsidiaries (collectively, the "CS Entities") are (nor shall any be deemed to be) Affiliates of Global or Global-Bermuda unless such CS Entity shall have acquired, either individually or as a group, beneficial ownership, directly or indirectly (other than solely by reason of it being a limited partner of Global or Global-Bermuda), of any of the Notes or shares of Capital Stock beneficially owned, either individually or as a group, by Global or Global-Bermuda.

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4. Voting. The Investors shall vote all shares of Capital Stock, directly or
   ------
indirectly, beneficially owned by them, as unanimously agreed upon by the Investors.

5. Transfer of Notes and Capital Stock.
   -----------------------------------

     (a) General. No Investor shall sell or otherwise transfer any of its Notes
         -------
or shares of Capital Stock to any Person (other than to another Investor) except pursuant to the provisions of this Section 5. Any purported sale or other transfer in violation of this Section 5 shall be null and void ab initio.
                                                               -- ------

     (b) Notice and Offer Related To Proposed Transfer. If at any time any
         ---------------------------------------------
Investor (a "Selling Investor") shall desire to sell all or any portion of its Notes (or all or any portion of its shares of Capital Stock) to an unaffiliated third party (other than to another Investor), whether in a privately negotiated transaction or on the open market (the "Proposed Transfer"), the Selling Investor shall deliver a written offer (the "Offer") to the non-Selling Investors to sell such Notes or shares of Capital Stock (the "Offered Securities") to the non-Selling Investors on terms and conditions, including price, not less favorable to the non-Selling Investors than the terms and conditions of the Proposed Transfer. The Offer shall disclose the identity of the proposed transferee (or that the Proposed Transfer is to be effected in an unsolicited brokers' transaction on the open market), the principal amount and/or number of Offered Securities proposed to be sold, the terms and conditions, including price (which, in the case of an open market sale, may refer to the prevailing price at the time of sale), of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state that the non-Selling Investors may acquire all, but not less than all, of the Offered Securities or participate in the sale of the Offered Securities, in each case pro rata as provided in this Agreement.

     (c) Right of First Refusal on Dispositions.
         --------------------------------------

           (i) The non-Selling Investors shall have the right, exercisable within five business days of their receipt of the Offer, to acquire all, but not less than all, of the Offered Securities, for the price and upon the other terms and conditions set forth in the Offer. If the Selling Investor is (A) either Links or Inland, then Global shall have the right to purchase 57 1/3% of the Offered Securities, Global-Bermuda shall have the right to purchase 9 1/3% of the Offered Securities and the other non-Selling Investor shall have the right to purchase 33 1/3% of the Offered Securities, (B) Global, Links shall have the right to purchase 43.86% of the Offered Securities, Inland shall have the right to purchase 43.86% of the Offered Securities and Global-Bermuda shall have the right to purchase 12.28% of the Offered Securities, or (C) Global-Bermuda, Links shall have the right to purchase 26.88% of the Offered Securities, Inland shall have the right to purchase 26.88% of the Offered Securities and Global shall have the right to purchase 46.24% of the Offered Securities, provided that, in
                                                             -------- ----
any case, the non-Selling Investors may allocate the number of Offered Securities to be purchased by them as they may otherwise agree (it being understood that the right to purchase Offered Securities pursuant to this
Section 5(c) may be exercised only if one or more of the non-Selling Investors purchase all, but not less than all, of the Offered Securities).

           (ii) Each non-Selling Investor who elects to exercise its right to purchase Offered Securities shall deliver both a written and a telephonic notice to the Selling Investor ("Notice of Election")

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and to the other non-Selling Investor within five business days after receipt by such non-Selling Investor of the Offer (provided, however, that any failure by a
                                        --------  -------
non-Selling Investor to give telephonic notice shall not render a written Notice of Election invalid). If the Selling Investor is (A) either Global or Global-Bermuda, and Global-Bermuda or Global, as the case may be, does not elect to purchase its portion of the Offered Securities as contemplated in clause (i) above, then each of Links and Inland shall have the option, exercisable by so specifying in its Notice of Election, to purchase all, but not less than all, of the Offered Securities not purchased by Global or Global-Bermuda, as the case may be, in such proportions as Links and Inland shall agree, or (B) either Links or Inland, and Inland or Links, as the case may be, does not elect to purchase its portion of the Offered Securities as contemplated in clause (i) above, then each of Global and Global-Bermuda shall have the option, exercisable by so specifying in its Notice of Election, to purchase all, but not less than all, of the Offered Securities not purchased by Inland or Links, as the case may be, in such proportions as Global and Global-Bermuda shall agree. The Notice of Election shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Securities specified in the Notice of Election. Subject to Section 5(d) below, the sale of such Offered Securities to be sold to the non-Selling Investors pursuant to this Section 5(c) shall be made within 15 days following the date of the Notice of Election. If, prior to the date on which the sale of the Offered Securities to any non-Selling Investor pursuant to this
Section 5(c) shall take place, any of such Offered Securities shall have been redeemed or otherwise acquired by the Company or any of its Affiliates, then such non-Selling Investor shall have the right (without limiting any other rights or remedies that such non-Selling Investor may have) to either (i) terminate its obligation to purchase such Offered Securities or (ii) pay the purchase price that such non-Selling Investor was otherwise obligated to pay for such Offered Securities in exchange for the proceeds that the Selling Investor receives in connection with such redemption or acquisition.

        (iii) Subject to Section 5(d) below, if one or more of the non-Selling Investors do not give such Notice of Election to purchase all of the Offered Securities within such five business day period, the Selling Investor may sell all, but not less than all, of the Offered Securities at any time within 45 days after the date the Offer was made. Subject to Section 5(d) below, any such sale shall be to the transferee specified in the Offer or made in the open market, and at not less than the price, and upon other terms and conditions not more favorable to the acquiror than those, specified in the Offer. If such sale is not consummated within such 45-day period, the Offered Securities will not be sold unless they are re-offered to the non-Selling Investors in accordance with the provisions of this Section 5.

     (d) Right of Co-sale.
         ----------------

     In the event that the Selling Investor shall sell Offered Securities subject to the Offer to a Person (other than a non-Selling Investor) as contemplated by Section 5(c), each of the non-Selling Investors shall have been afforded the right (the "Co-Sale Right") (and no such sale shall be made unless and until each such non-Selling Investor has been afforded such right), exercisable upon both a written and a telephonic notice to the Selling Investor within five business days after receipt of the Offer (provided, however, that
                                                      --------  -------
any failure by a non-Selling Investor to give telephonic notice shall not render any such written notice invalid), to participate in the sale of the Offered Securities at the same time and on the same terms and


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conditions under which the Selling Investor will sell the Offered Securities. In connection therewith, each such non-Selling Investor may sell all or any part of that (i) principal amount of Notes held by such non-Selling Investor equal to the product obtained by multiplying (x) the aggregate principal amount of Notes proposed to be sold by the Selling Investor pursuant to the Offer by (y) a fraction the numerator of which is the aggregate principal amount of Notes at the time owned by such non-Selling Investor and the denominator of which is the aggregate principal amount of Notes then owned by all Investors and (ii) number of shares of Capital Stock equal to the product obtained by multiplying (x) the aggregate number of shares of Capital Stock proposed to be sold by the Selling Investor pursuant to the Offer by (y) a fraction the numerator of which is the aggregate number of shares of Capital Stock at the time owned by such non-Selling Investor and the denominator of which is the number of shares of Capital Stock then owned by all Investors. To the extent that any non-Selling Investor participates in the subject sale of Offered Securities hereunder, the Selling Investor shall be required to reduce the portion of its Notes and/or shares of Capital Stock included in the Offered Securities. In exercising its Co-Sale Right hereunder, each non-Selling Investor must sell the same class or series of securities proposed to be sold by the Selling Investor. If the sale to a Person (other than a non-Selling Investor) of Offered Securities subject to the Offer is not consummated within the 45-day period contemplated in Section 5(c), the Offered Securities will not be sold unless they are re-offered to the non-Selling Investors in accordance with the provisions of this Section 5.

        (e) Failure to Purchase/Participate. In the event that the Selling
            -------------------------------
Investor shall have complied with its obligations under this Section 5, and any non-Selling Investor defaults in its obligations to consummate the acquisition or sale of the Offered Securities as provided in this Section 5 after giving notice thereof, without limiting any other rights the Selling Investor may have against such non-Selling Investor, the Selling Investor shall thereafter no longer be obligated to comply with the provisions of this Section 5 with respect to any sale or transfer of such Offered Securities.

6. Confidentiality. The parties agree that all information shared in connection
   ---------------
with this Agreement and the purchase of Notes, and any other information of which any party may become aware in connection herewith, shall be kept confidential by each of the parties hereto and shall not be disclosed by any party except that each Investor shall be permitted to disclose information (i) to such of its Affiliates, officers, directors, employees, advisors, agents and representatives as may need to know such information in connection with the transactions contemplated hereby (provided that such Affiliates, officers, directors, employees, advisors, agents and representatives are bound by terms of confidentiality substantially the same as set forth herein); (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any regulatory or governmental authority or examiner;
(iii) to the extent such information (A) is or becomes publicly available other than as a result of a breach of this Agreement or (B) is or becomes available to such Investor on a non-confidential basis from a Person other than the other parties hereto, which Person is not, to the recipient's knowledge, in breach of an obligation of confidentiality with respect thereto; (iv) to any Person in connection with any legal proceeding to which such Investor is a party; or (v) to each of the other Investors. Each party shall be entitled to equitable relief, including injunctive relief, for any breach of this Section 6. The obligations of this Section 6 shall survive any termination of this Agreement


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7. Representations and Warranties. Each of the Investors represents, severally
   ------------------------------
and not jointly, as to itself and not as to any other Investor as follows:

        (i) The execution, delivery and performance by such Investor of this Agreement are within such party's corporate or partnership (as the case may be) powers and does not contravene any material contractual restriction, law or governmental regulation or court decree or order binding on or affecting such party.

        (ii) This Agreement constitutes a legal, valid and binding obligation of each Investor, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

        (iii) On the date hereof, neither it nor any of its Affiliates, directly or indirectly, beneficially owns any Notes, shares of Capital Stock or other debt or equity securities of the Company.

8. Obligations Hereunder Not Affected. All rights and interests of the Investors
   ----------------------------------
under this Agreement, and all agreements and obligations of the Investors hereunder, shall remain in full force and effect irrespective of:

   (a) any lack of validity or enforceability of any document evidencing or relating to the Notes or the shares of Capital Stock;

   (b) any change in the time, manner or place of payment of, or any other term of, all or any of the Notes, or any other amendment or waiver of or any consent to departure from any of the documents evidencing or relating to the Notes or the shares of Capital Stock (whether or not effected in accordance with the provisions of this Agreement);

   (c) any failure of any Investor to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of this Agreement or any other document evidencing or relating to the Notes or the shares of Capital Stock;

   (d) any conversion of the Notes into Capital Stock; and

   (e) any reduction, limitation, impairment or termination of the Notes for any reason (other than the payment in full of all of the Notes), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than the defense of payment in full of the Notes) or set off, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Notes or shares of Capital Stock.



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9.  Termination. This Agreement shall terminate on the earlier of (i) the mutual
    -----------
agreement of the Investors and (ii) July 1, 2005.

10. Notices.  All notices, demands and other communications provided for or
    -------
permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

   (a)  if to Links:

              Links Partners, LP
              61 Wilton Avenue, 2/nd/ Floor
              Westport CT 06880
              Facsimile: (203) 221-8253
              Attention: Joseph Milana
                         Chrissie Neves

              with a copy to:

              Morrison Cohen Singer & Weinstein, LLP
              750 Lexington Avenue
              New York, NY 10022
              Facsimile (212) 735-8708
              Attention: Brian Snarr, Esq.


   (b)  if to Inland:

              Inland Partners, LP
              61 Wilton Avenue, 2/nd/ Floor
              Westport CT 06880
              Facsimile: (203) 221-8253
              Attention: Joseph Milana
                         Chrissie Neves

              with a copy to:

              Morrison Cohen Singer & Weinstein, LLP
              750 Lexington Avenue
              New York, NY 10022
              Facsimile (212) 735-8708
              Attention: Brian Snarr, Esq.

          (c) if to Global or Global-Bermuda:

                  CSFB Global Opportunities Partners, L.P.
                  or CSFB Global Opportunities Partners (Bermuda), L.P. c/o Hemisphere Global Opportunities Partners, Ltd. Hemisphere House
                  Nine Church Street
                  P.O. Box HM 951
                  Hamilton HM11
                  Hamilton, Bermuda
                  Facsimile (441) 295-9166
                  Attention: Marty Brandt

                  with a copy to:

                  CSFB Global Opportunities Advisers, LLC
                  11 Madison Avenue
                  New York, New York 10010
                  Facsimile (212) 593-5955
                  Attention: Donna P. Alderman

                  and a copy to:

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York 10019
                  Facsimile (212) 259-6333
                  Attention:  Gregory M. Owens

                  All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; or if telecopied, when receipt is acknowledged.

11. No Partnership, Etc. Nothing contained herein shall be deemed to (i) make
    -------------------
any party or any employee of such party the agent, employee, joint venturer or partner of any other party or (ii) except as specifically set forth herein, provide any party or any employee of such party with the power or authority to act on behalf of the other party or to bind the other party to any contract, agreement or arrangement with any other Person.

12. Entire Agreement; Severability. This Agreement is intended by the parties as
    ------------------------------
a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the

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parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. If any terms or provisions of the Agency Agreement conflicts or is otherwise inconsistent with any terms or provisions of this Agreement, the terms and provisions of this Agreement shall govern. There are no restrictions, promises, warranties or undertakings in respect of the subject matter contained herein, other than those set forth or referred to herein. If any of the provisions of this Agreement shall be held invalid or unenforceable, this Agreement shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

13. Continuing Agreement; No Assignment; No Third Party Beneficiaries. This
    -----------------------------------------------------------------
Agreement shall remain in full force and effect or until terminated pursuant to
Section 9 hereof. None of the Investors may assign or otherwise transfer its rights or obligations hereunder. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

14. Further Actions. Each of the Investors will, at its own expense, and at any
    ---------------
time and from time to time, promptly execute and deliver all further instruments and documents and take all further actions (including, without limitation, obtaining any consents, exemptions or authorizations) that may be necessary in order to protect any right or interest granted or purported to be granted hereunder or to enable each of the Investors to exercise and enforce its rights and remedies hereunder.

15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE
    -------------
WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

16. Forum Selection and Consent to Jurisdiction EACH PARTY TO THIS AGREEMENT
    -------------------------------------------
HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE SHARES OF CAPITAL STOCK OR ANY AGREEMENTS OR TRANSACTIONS RELATING THERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 10, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

17. Amendments, Waivers. No amendment, modification, supplement or waiver of any
    -------------------
provision of this Agreement nor consent or any departure by the Investors herefrom shall in any event be effective unless the same shall be in writing and signed by all of the Investors and for the specific purpose for which given.

Any waiver, forbearance, failure or delay by an Investor in exercising, or the exercise or beginning of exercise by an Investor of, any right, power or remedy, simultaneous or later, shall not preclude the further, simultaneous or later exercise thereof, and every right, power or remedy of an Investor shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by such Investor.

18. Signatures; Execution in Counterparts. Telefacsimile transmissions of any
    -------------------------------------
executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                              LINKS PARTNERS, LP


                              By: Coryton Management Ltd., its general partner


                              By:   /s/ Arthur Coady
                                    -------------------------------------------
                                    Name: Arthur Coady
                                    Title: President


                              INLAND PARTNERS, LP


                              By: Coryton Management Ltd., its general partner


                              By:   /s/ Arthur Coady
                                    -------------------------------------------
                                    Name: Arthur Coady
                                    Title: President


                              CSFB GLOBAL OPPORTUNITIES PARTNERS, L.P.


                              By: Hemisphere Global Opportunities Partners, Ltd.


                              By:   /s/ Marty Brandt
                                    -------------------------------------------
                                    Name: Marty Brandt
                                    Title: Director

                   [SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]
                    -----------------------------------------

                                        CSFB GLOBAL OPPORTUNITIES PARTNERS
                                          (BERMUDA), L.P.

                                        By: Hemisphere Global Opportunities
                                            Partners, Ltd.


                                        By:   /s/ Marty Brandt
                                              ----------------------------
                                              Name: Marty Brandt
                                              Title: Director and Vice President



                   [SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]
                    -----------------------------------------

                                                                      Schedule I


Investor                        Aggregate Purchase Price of Notes     Percentage
--------                        ---------------------------------     ----------

Links Partners, LP              $12,500,000                               25%

Inland Partners, LP             $12,500,000                               25%

CSFB Global Opportunities
  Partners, L.P. (a Delaware
  limited partnership)          $21,500,000                               43%

CSFB Global Opportunities
  Partners, L.P. (a Bermuda
  exempted limited
  partnership)                  $3,500,000                                 7%

                                                                       Exhibit A

                                AGENCY AGREEMENT

                    SPECIAL SITUATIONS HOLDINGS LIMITED - XI
                                11 Madison Avenue
                            New York, New York 10010

                                                                   July 16, 2001
Links Partners, LP
61 Wilton Avenue, 2nd Floor
Westport CT 06880
Attention:  Joseph Milana/Chrissie Neves

Inland Partners, LP
61 Wilton Avenue, 2nd Floor
Westport CT 06880
Attention:  Joseph Milana/Chrissie Neves

CSFB Global Opportunities Partners, L.P.
c/o Hemisphere Global Opportunities Partners, Ltd.,
Hemisphere House, Nine Church Street,
P.O. Box HM 951, Hamilton HM11,
Hamilton, Bermuda
Attention: Marty Brandt

CSFB Global Opportunities Partners (Bermuda), L.P.
c/o Hemisphere Global Opportunities Partners, Ltd.,
Hemisphere House, Nine Church Street,
P.O. Box HM 951, Hamilton HM11,
Hamilton, Bermuda
Attention: Marty Brandt

         Re: Special Situations Holdings Limited - XI
             ----------------------------------------

Ladies and Gentlemen:

         Reference is made to the Intercreditor Agreement, dated as of May ___, 2001 (the "Intercreditor Agreement") by and among CSFB Global Opportunities
           -----------------------
Partners, L.P., a Delaware limited liability partnership ("Global"), CSFB Global
                                                           ------
Opportunities Partners (Bermuda), L.P., a Bermuda exempted limited partnership ("Global Bermuda"), Links Partners, LP, a Bahamian exempted limited partnership
  --------------
("Links"), and Inland Partners, LP, a Bahamian exempted limited partnership
  -----
("Inland" and together with Links, Global and Global Bermuda, the "Investors").
  ------                                                           ---------
This letter (this "Letter Agreement") sets forth the terms of the engagement of
                   ----------------
Special Situations Holdings Limited - XI as purchasing agent on behalf of the Investors (the "Purchasing Agent") referred to in the Intercreditor Agreement.
                ----------------

         The Purchasing Agent hereby agrees that it shall, at the direction of Global (or its investment adviser) from time to time, purchase 5 3/4% Convertible Subordinated Notes, due July 2004 (the "Notes") of Personnel Group
                                                    -----
of America, Inc. (at a purchase price not to exceed 50% of the then outstanding principal amount of such Notes). Each such purchase shall be (i) for the account of the Investors pro rata on the basis of the following percentages: 25% for Links, 25% for Inland and 43% for Global and 7% for Global Bermuda, respectively and (ii) on the same terms as to each Investor. The Purchasing Agent shall deliver notice to each Investor of each purchase of Notes made in accordance with the terms hereof which notice shall set forth the aggregate amount of the purchase price therefor, each Investor's pro rata portion thereof and payment instructions for such amount.

         Each Investor hereby agrees to promptly, and in any event within three
(3) business days of its receipt of notice of purchase from the Purchasing Agent, pay the Purchasing Agent the purchase price for the Notes purchased for its account by wire transfer of immediately available funds to an account designated by the Purchasing Agent in such notice. Upon receipt by the Purchasing Agent of payment in full from an Investor, the Purchasing Agent shall transfer (or cause to be transferred) such Notes to the account of such Investor.

         Any payment not received by the Purchasing Agent when due shall accrue interest at the rate of interest equal to the rate of interest announced publicly from time to time by The Chase Manhattan Bank as its "base rate" or "prime rate" for dollar loans (which rate shall not necessarily be its lowest rate) in effect in New York City.

         The Purchasing Agent or the Investors may terminate their respective obligations under this Letter Agreement at any time upon written notice to the parties hereto; provided, that all obligations of the Purchasing Agent or the
                --------
Investors, as the case may be, then outstanding hereunder shall remain outstanding notwithstanding such termination.

         This Letter Agreement shall be governed by, and construed in accordance with, and enforced under, the laws of the State of New York as applied to agreements and instruments entered into and performed entirely within such state without giving effect to the principles and conflicts of laws thereof. To the fullest extent permitted by applicable law, each Investor and the Purchasing Agent hereby irrevocably submits to non-exclusive jurisdiction of the courts of the State of New York located in New York county or of the United States of America for the Southern District of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Letter Agreement and irrevocably agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court. Each of the Investors and the Purchasing Agent waives, to the fullest extent permitted by applicable law, trial by jury, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceedings, brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Investors and the Purchasing Agent hereby irrevocably consents to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it address set forth above, in the case of the Investors, and to the address set forth in the immediately following sentence in the case of the Purchasing Agent, such service to become effective 10 (ten) days after such mailing. The address of the Purchasing Agent is Special Situations Holdings Limited - XI,
c/o 11 Madison Avenue, New York, New York 10010; Attention: Donna Alderman/ Chris Pechock.

         This letter is not intended to create a fiduciary relationship among the parties hereto. This Letter Agreement may not be amended, modified, supplemented or waived unless the same shall be in writing and signed by all the Investors and the Purchasing Agent. Neither the Investors nor the Purchasing Agent may assign, transfer or pledge its respective rights or obligations under this Letter Agreement without the prior written consent of each of the Investors and the Purchasing Agent, and any attempted assignment in contravention of this provision shall be null and void. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. This Letter Agreement may be executed in counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one and the same Letter Agreement. This agreement is subject to the terms of the Intercreditor Agreement (including, without limitation, the restrictions set forth in Sections 1(b) and 1(c) thereto), a copy of which has been delivered by Global to the Purchasing Agent.

                  If the foregoing is in accordance with your understanding, please sign and return a copy of this Letter Agreement to the Purchasing Agent, and upon our receipt of fully executed copies of this Letter Agreement, this Letter Agreement shall constitute a binding agreement among the Purchasing Agent and each of the Investors.

                                Very truly yours,

                                SPECIAL SITUATIONS HOLDINGS LIMITED - XI, as Purchasing Agent

                                By: /s/ Donna Alderman
                                    --------------------------------------
                                Name:  Donna Alderman
                                       -----------------------------------
                                Title: Director
                                       -----------------------------------

Accepted and confirmed as
of the date first above written:

LINKS PARTNERS, LP, as an Investor

By: Coryton Management Ltd., its general partner

         By: /s/ Arthur Coady
             -----------------------------------
         Name:  Arthur Coady
                --------------------------------
         Title: President
                --------------------------------


INLAND PARTNERS, LP, as an Investor

By: Coryton Management Ltd., its general partner

         By: /s/ Arthur Coady
             -----------------------------------
         Name:  Arthur Coady
                --------------------------------
         Title: President
                --------------------------------


CSFB GLOBAL OPPORTUNITIES PARTNERS, L.P., as an Investor

By: Hemisphere Global Opportunities Partners, Ltd.

         By: /s/ Marty Brandt
             -----------------------------------
         Name:  Marty Brandt
                --------------------------------
         Title: Director
                --------------------------------

CSFB GLOBAL OPPORTUNITIES PARTNERS (BERMUDA), L.P., as an Investor

By: Hemisphere Global Opportunities Partners, Ltd.

         By: /s/ Marty Brandt
             -----------------------------------
         Name:  Marty Brandt
                --------------------------------
         Title: Director
                --------------------------------